Filed Pursuant to Rule 424(b)(3)
File Numbers 333-174143, 333-168372, 333-167059

PROSPECTUS SUPPLEMENT NO. 2

Z-TRIM HOLDINGS, INC.

40,416,710 shares of Common Stock

Prospectus Supplement No. 2
to Prospectus dated April 18, 2012

This Prospectus Supplement No. 2 supplements our Prospectus dated April 18, 2012, as supplemented by Prospectus Supplement No. 1 dated May 16, 2012.

This Prospectus Supplement No. 2 contains our Quarterly Report, on Form 10-Q for the fiscal quarter ended June  30, 2012 we filed with the Securities and Exchange Commission on August 14, 2012. This Prospectus Supplement No. 2 is not complete without, and may not be delivered or used except in connection with, the Prospectus and any supplements or amendments or thereto. This Prospectus Supplement No. 2 is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement No. 2 updates and supersedes the information contained in the Prospectus, including any supplements or amendments thereto.

Pursuant to Rule 429 under the Securities Act of 1933, as amended, our Prospectus, dated April 18, 2012, filed with the Securities and Exchange Commission April 18, 2012, including any supplements or amendments thereto, is a combined prospectus and relates to shares registered under Registration Statement Nos. 333-174143, 333-168372 and 333-167059.

Our common shares are quoted on OTC pink sheets electronic quotation system under the symbol “ZTHO”. The last reported sale price of our common shares on August 8, 2012 was $1.60 per share.

See the “Risk Factors” section beginning on page 3 of the Prospectus, as well as those contained in Z Trim Holdings, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 that is incorporated into our Prospectus by reference, for a discussion of certain risks that you should consider before investing in our securities.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 2 is August 14, 2012.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 10-Q
(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2012

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to

Commission File Number:  001-32134
Z Trim Holdings, Inc.
(Exact name of registrant as specified in its charter)

Illinois	36-4197173
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1011 Campus Drive, Mundelein, Illinois 60060
(Address of principal executive offices) (Zip Code)
(847) 549-6002
(Registrant’s telephone number, including area code)
___________________________________________________
(Former name, former address and former fiscal year, if changed since last report)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the issuer was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
☒ Yes ☐ No

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).   ☒  Yes   ☐ No

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” “non-accelerated filer,” and “a smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐                                                                                                            Accelerated filer ☐
Non-accelerated filer ☐  (Do not check if a smaller reporting company)         Smaller reporting company ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).
☐  Yes  ☒  No

Indicate the number of shares outstanding of each of the issuer’s classes of common stock, as of the latest practicable date:

Class	Outstanding at August 14, 2012
Common Stock, $0.00005 par value	18,110,876

Z TRIM HOLDINGS, INC.

FORM 10-Q QUARTERLY REPORT Table of Contents

Item		Page
PART I
Item l.	Financial Statements (see below)	3

Item 2.	Management's Discussion and Analysis of Financial	3
	Condition and Results of Operations

Item 3.	Quantitative and Qualitative Disclosures about Market Risk	10

Item 4.	Controls and Procedures	10

PART II

Item 1.	Legal Proceedings	11

Item 1A.	Risk Factors	11

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds.	11

Item 6.	Exhibits	11

SIGNATURES		12

EXHIBIT INDEX		13

Financial Statements	Balance Sheets
	At June 30, 2012 (unaudited) and December 31, 2011	F-1

	Statements of Operations
	for the three and six months ended June 30, 2012 and 2011 (unaudited)	F-3

	Statements of Cash Flows
	for the six months ended June 30, 2012 and 2011 (unaudited)	F-4

	Notes to Financial Statements (unaudited)	F-5

PART I – FINANCIAL INFORMATION

Item 1.  Financial Statements.

See Financial Statements beginning on page F-1.

Item 2.  Management’s Discussion and Analysis of Financial Condition and Results of
                Operation.

Cautionary Statement Regarding Forward Looking Information

This report contains or incorporates by reference various forward-looking statements concerning the Company’s prospects that are based on the current expectations and beliefs of management. Forward-looking statements may contain words such as “anticipate,” “believe,” “estimate,” “expect,” “objective,” “projection” and similar expressions or use of verbs in the future tense, and are intended to identify forward-looking statements; any discussions of periods after the date for which this report is filed are also forward-looking statements. The statements contained herein and such future statements involve or may involve certain assumptions, risks, and uncertainties, many of which are beyond the Company’s control, which could cause the Company’s actual results and performance to differ materially from what is expected.  Readers are cautioned not to place undue reliance on such forward-looking statements.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  There can be no assurance that the forward-looking statements contained in this document will, in fact, transpire or prove to be accurate.

In addition to the assumptions and other factors referenced specifically in connection with such statements, factors that could cause or contribute to our actual results differing materially from those discussed herein or for our stock price to be adversely affected include, but are not limited to:

•	our history of operating losses and inability to guarantee profitable operations in the future;
•	the risk that we will not be able to remediate identified material weaknesses in our disclosure controls and procedures and internal control over financial reporting;
•	the risk that we will be unable to pay our debt obligations as they become due;
•	the risk that there will not be market acceptable of our products;
•	our plans for commercialization of our products;
•	possible problems in implementing new relationships or the failure to achieve the desire benefits;
•	our reliance on a limited number of product offerings;
•	our product development efforts, including risk that we will not be able to produce our products in a cost-effective manner;
•	our ability to secure new customers, maintain our current customer base and deliver product on a timely basis;
•	our dependence on a small concentration of customers;
•	possible issuance of common stock subject to options, warrants and other securities that may dilute the interest of stockholders;
•	our ability to protect technology through patents;
•	our ability to protect our proprietary technology and information as trade secrets and through other similar means;
•	competition from larger, more established companies with far greater economic and human resources;
•	fluctuations in raw materials and price for agricultural products;
•	the effect of changes in the pricing and margins of products;
•	the potential loss of key personnel or other personnel disruptions;
•	sufficient voting power by one large stockholder to make corporate governance decisions that could have significant effect on us and the other stockholders;
•	our nonpayment of dividends to common stockholders and lack of plans to pay dividends to common stockholders in the future;
•	our need for additional financing;
•	future sale of a substantial number of shares of our common stock that could depress the trading price of our common stock, lower our value and make it more difficult for us to raise capital;
•	our additional securities available for issuance, which, if issued, could adversely affect the rights of the holders of our common stock; and
•	our stock price is likely to be highly volatile due to a number of factors, including a relatively limited public float.

In addition, see Risk Factors in Part I, Item 1A of the Company’s 2011 Annual Report on Form 10-K for a further discussion of some of the factors that could affect future results.

The following discussion is intended to assist in understanding the financial condition and results of operations of Z Trim Holdings, Inc. You should read the following discussion along with our financial statements and related notes included in this Form 10-Q.

Unless the context requires otherwise, in this report, the “Company,” “Z Trim,” “Z Trim Holdings,” “Company,” “we,” “us” and “our” refer to Z Trim Holdings, Inc.

Overview

Z Trim Holdings, Inc. is a bio-technology company that owns existing, and develops new, products and processes that transform agricultural by-products into multi-functional ingredients used in food manufacturing and other industries.   The Company currently sells a line of products to the food industry that can help manufacturers reduce their costs, improve the quality of finished goods, and also help solve many production problems.  The Company’s revolutionary technology provides value-added ingredients across virtually all food industry categories.  These all-natural products offer a range of functional attributes, including helping to reduce fat and calories, adding fiber, improving shelf-stability, preventing oil migration, and enhancing binding capacity – all without degrading the taste and texture of the final food products.  Perhaps most significantly, Z Trim’s ingredients can help extend finished products, thereby increasing its customers’ gross margins.

The Company, through an exclusive license to technology patented by the United States Department of Agriculture, has developed products that manage moisture to help reduce production costs and improve nutritional value in finished foods, while maintaining the essential taste and mouth-feel associated with full-fat products.  The global market for Z Trim's line of products spans the entire food and nutritional beverage industry, including fat-free,  low-fat, reduced-fat and full-fat, across meats, baked goods, dairy and non-dairy products, snacks, beverages, dressings, sauces and dips.

As our current facility is a prototype plant, being the first of its kind to produce our innovative products, we are constantly seeking ways to improve efficiencies and achieve economies of scale. We are currently re-designing the process to make use of newer separation technologies and thereby optimize plant output.  In late 2011, the Company entered into an agreement with an outside manufacturer, which should exponentially increase production capacity in the second half of 2012.

In July 2012, the Company announced its creation of an industrial products division, which will focus on the manufacture, marketing and sales of products designed specifically for industrial applications including oil drilling fluids, petroleum coke, charcoal briquettes, hydraulic fracturing, and paper and wood adhesives.  When used in industrial operations, Z Trim’s products can reduce costs, enhance supply-chain reliability, limit environmental impact, and improve finished product quality compared to current products such as guar gum, xanthan gum, CMC, lignosulfonates and starches used as binders, adhesives, viscofiers or emulsifiers.

Current Trends and Recent Developments Affecting the Company

Sales and Manufacturing

Sales for the first six months of 2012 were up 41% over the first six months of 2011.  This improvement was primarily due to an increase in Z Trim product sales to large food processors.

On October 17, 2011, the Company entered into a Custom Processing Agreement (“CPA”) with AVEKA Nutra Processing, LLC (“ANP”), part of the Aveka Group, in order to provide the Company with a partner for future manufacturing initiatives.  The CPA provides that ANP will perform certain services related to the Company’s fiber product, including manufacturing, processing, packaging and storage/warehousing for an initial term of three years.  The CPA automatically renews at the end of the initial term for an additional two-year term unless either party provides written notice to the other within a specified time frame.  Production pursuant to the CPA is anticipated to begin in August 2012.  Once production commences, the CPA provides for minimum production volumes of 40,000 lbs per month and average volumes of 100,000 lbs. per month with the ability to increase future production volume to potentially as much as 1,000,000 lbs. per month.  However, due to factors including potential start-up problems, changes in customer demand, inability of parties to perform their obligations and factors outside the Company’s control, the Company cannot assure that production will begin as anticipated or that it will achieve these levels.

Conversion of Debt/Preferred Stock to Common Stock

On August 13, 2012, the Company entered into an agreement with its largest shareholder, Brightline Ventures I, LLC (“Brightline”), pursuant to which Brightline agreed to convert $7,721,988 (exclusive of dividends) worth of Series I and II Redeemable Preferred Stock into 7,721,988 shares of the Company’s Common Stock.  In consideration for the foregoing conversion of Series I and II Redeemable Preferred Stock by Brightline on or before their respective maturity dates, the Company modified the following warrants held by Brightline to provide them with the ability to exercise such warrants on a cashless basis: (i) warrants to purchase an aggregate of  11,582,983 shares of Common Stock with an exercise price of $1.50 per share, which were issued to Brightline in transactions where Brightline acquired shares of the Company’s Series I and II Redeemable Preferred Stock; and (ii) warrants to purchase an aggregate of  2,859,375 shares of Common Stock with an exercise price of $1.50 per share, which equals one half of the outstanding  and unexercised warrants issued to Brightline in other transactions where Brightline provided financing to the Company.  Further, all similarly situated Series I and II Redeemable Prefered Stock holders will be offered the same terms as Brightline.  Prior to this agreement, the Company had $8,061,988 worth of Series I and II Redeemable Preferred Stock outstanding, of which $4,635,291 came due in 2012 and the other $3,326,697 came due in 2013.  Additionally, for Brightline's investors who invested in a private offering of the Company's common stock at a $1.50 per share, the Company will provide an additional warrant at a strike price equal to the value of the securities in any subsequent offering completed by Maxim in the event such offering is at a price point below $1.50 per share of common stock.

In the first quarter of fiscal 2012, Brightline converted $1,300,000 in principal balance on notes it held, plus $208,000 of interest accrued thereon into 1,508,000 shares of the Company’s Common Stock. As a result, the Company was able to reduce indebtedness for outstanding convertible notes due in 2012 from $1,420,000 to $120,000.  During the reporting period on April 19, 2012, the remaining $120,000 in outstanding convertible notes due in 2012, plus $30,979 in accrued interest, was converted into 150,979 shares of common stock the Company’s Common Stock.

Issuance of Convertible Notes and Warrants

During the first quarter of fiscal 2012, we secured financing from three accredited investors (the “Investors”) pursuant to which we sold senior secured convertible promissory notes (each a “Note” and collectively the “2012 Notes”) and warrants and received gross proceeds of $200,000.   The 2012 Notes have a twenty-four month term and accrue interest at the rate of 8% per annum.  The principal balance of the 2012 Notes is convertible at the rate of $1.00 per share into an aggregate of 200,000 shares of our common stock, $.00005 par value (the “Common Stock”).  The interest is payable either upon maturity of the 2012 Notes or quarterly at the Investors’ option in shares of our Common Stock.  Any amount of principal or interest which is not paid when due shall bear interest at a rate of interest equal to the eighteen percent (18%) per annum.

The 2012 Notes are secured by a first lien on all of our assets for so long as the Notes remain outstanding.  The 2012 Notes are callable at any time by us, at which time the Investors may choose to either convert such notes into Common Stock or to receive payment in cash.  The Investors also received a five year warrant, to purchase an aggregate of 100,000 shares of Common Stock per unit with an exercise price of $1.50 per share (“Warrants”).  The Warrants are also callable by us in the event that the ten day trailing average closing price per share of Common Stock exceeds $2.99.

Investment Banking Agreement

On February 17, 2012 (the “Effective Date”), we entered into an Investment Banking Agreement (“Investment Banking Agreement”) with Legend Securities, Inc. ("Legend"), pursuant to which Legend agreed to provide business advisory services to us for a period of up to eighteen months with our ability to further extend the term of the Investment Banking Agreement for an additional six months.

In exchange for Legend's services, we agreed to pay Legend the sum of $10,000 per month and to issue Legend a warrant for the purchase of five hundred and fifty thousand (550,000) shares of the Company’s Common Stock (the “Legend Warrants”) at an exercise price of $0.71 per share.  The Legend Warrants vest as follows: 91,666 of the Legend Warrants vest on the Effective Date and then 91,666 of the Legend Warrants vest each ninety (90) day period thereafter.  The Legend Warrants have a term of five years.  The Legend Warrants contain a cashless exercise provision and certain “piggy-back” registration rights, pursuant to which the Company is obligated to register the shares underlying the Legend Warrants under the Securities Act of 1933, as amended (the “Securities Act”), in any future registration statement that is filed by the Company with the U.S. Securities and Exchange Commission.

Issuance of Common Stock

On February 23, 2012, we entered into a private placement subscription agreement with Brightline Ventures I-B, LLC, a Delaware Limited Liability Company (“Brightline Ventures I B”), pursuant to which we sold 311,545 shares of Common Stock, for a price of $1.50 per share and received gross proceeds of $467,318.

On March 29, 2012, we entered into a private placement subscription agreement with Brightline Ventures I-B, LLC, pursuant to which we sold 437,380 shares of Common Stock, for a price of $1.50 per share and received gross proceeds of $656,070.

On May 8, 2012, we entered into a private placement subscription agreement with Brightline Ventures I-B, LLC, pursuant to which we sold 744,711 shares of Common Stock, for a price of $1.50 per share and received gross proceeds of $1,117,067.

Results of Operations

Three Months Ended June 30, 2012 Compared with Three Months Ended June 30, 2011

Revenues

Revenue for the three months ended June 30, 2012 was $323,890, as compared to revenue of $207,560 for the three months ended June 30, 2011.  Our revenue for the three months ended June 30, 2012 and 2011 was entirely attributable to product sales.  The increase in sales is due to increased demand for our products.  Based on current order levels from our customers, we anticipate revenues will continue to increase during the third quarter of fiscal 2012 because of increased demand for our products and the addition of production capacity to meet such demand.  Our ability to generate increased revenue in future reporting periods will be partially dependent on continued increased demand for our products from existing and new customers and the completion of changes in our production process to further improve our capacity and reduce costs, all of which cannot be assured.

Cost of Revenues

Cost of revenues for products sold for the three months ended June 30, 2012 and 2011 was $524,621 and $609,038, respectively, a decrease of $84,417 or 14%.  The decrease in costs of goods sold is attributable to a decrease in labor costs and manufacturing overhead.  If we can sustain an increase in the demand for our products and our monthly production volume, we believe that this will enable us to allocate our fixed costs over a greater number of finished goods and help to further reduce costs of goods sold in the future to improve margins.  If we are able to commence production pursuant to the CPA with ANP, we expect that this will result in greater efficiencies in our production process and also result in improved margins.

Gross Loss

Gross loss for the three months ended June 30, 2012 was $200,731, or approximately 62% of revenues, as compared to gross loss of $401,478, or approximately 193% of revenues for the three months ended June 30, 2011.  Gross loss reflects a number of factors that can vary from period to period, including those described above.

Operating Expenses

Operating expenses for the three months ended June 30, 2012 and 2011 consisted entirely of selling, general and administrative expenses.  Operating expenses for the three months ended June 30, 2012 were $1,007,192, a decrease of $654,952 or 39% from $1,662,144 for the three months ended June 30, 2011.  The significant components of selling, general and administrative expenses are as follows:

	Three Months Ended June 30,
	2012	2011
Stock based compensation expenses	$ 269,860	$ 651,753
Salary expenses	280,805	307,828
Professional fees	60,338	18,784
Non-manufacturing depreciation expenses	8,202	22,652
Employment recruiting expenses	14,848	2,496
Investor relation expense	30,701	303,666

	$ 664,754	$ 1,307,179

The decrease in stock-based compensation was attributable to the fewer employees being granted stock-based compensation and a decrease in market price for the stock on the dates issued. In addition, a decrease in the number of employees reduced salary expense in the second quarter of 2012.  Investor relations expense decreased for the quarter ended June 30, 2012, as compared to the same period in 2011,due to the issuance of stock-based compensation to our investor relations consultants in 2011.

Operating Loss

Operating loss for the three months ended June 30, 2012 decreased to $1,207,923 compared to $2,063,622 for the three months ended June 30, 2011 due to the reasons described above.

Other Income (Expense)

Other income for the three months ending on June 30, 2012 was $731,121, as compared to $2,652,901 for the three months ending on June 30, 2011.  The decrease in other income of $1,921,780 was primarily due to a decrease of $2,061,071 in the change of the fair value of our derivatives.

Net Profit (Loss)

As a result of the above, we reported a net loss of $476,802 for the three months ended June 30, 2012,  as compared to a net profit of $589,279 for the three months ended June 30, 2011.

Basic and Diluted  (Loss) per Share

The basic and diluted net loss per share for the three months ended June 30, 2012 was ($0.10) per share, as compared to net loss per share of ($0.02) for the three months ended June 30, 2011 due to the effect of the results described above as well as the offset of additional shares outstanding in 2012 due to the conversion of notes payable into shares of common stock and issuance of common stock in financing transactions.

Six Months Ended June 30, 2012 Compared with Six Months Ended June 30, 2011

Revenues

Revenue for the six months ended June 30, 2012 was $642,273, a 41% increase from $454,926 for the six months ended June 30, 2011.  Our revenue for the six months ended June 30, 2012 and 2011 was entirely attributable to product sales.  The increase in sales is due to increased demand for our products.

Cost of Revenues

Cost of revenues for products sold for the six months ended June 30, 2012 and 2011 was $1,265,045 and $1,254,696, respectively, an increase of $10,349 or approximately 1%.  The increase in costs of goods sold is attributable to an increase in sales and direct labor offset by a decrease in manufacturing overhead.  If our production volumes continue to increase, we expect to be able to lower our cost of finished goods on a per unit basis because this would allow us to allocate our fixed costs over a greater number of finished goods and result in improved margins.
Gross Loss

Gross loss for the six months ended June 30, 2012 was $622,772, or approximately 97% of revenues, as compared to gross loss of $799,770, or approximately 176% of revenues for the six months ended June 30, 2011.  Gross loss reflects a number of factors that can vary from period to period, including those described above.

Operating Expenses

Operating expenses for the six months ended June 30, 2012 were $1,943,467, a decrease of $1,512,418 or 44% from $3,455,885 for the six months ended June 30, 2011.  Operating expenses for the six months ended June 30, 2012 and June 30, 2011 consisted entirely of selling, general and administrative expenses.

The significant components of selling, general and administrative expenses are as follows:

	Six Months Ended June 30,
	2012	2011
Stock based compensation expenses	$ 459,972	$ 1,367,164
Salary expenses	544,007	618,644
Professional fees	129,770	57,532
Non-manufacturing depreciation expenses	17,242	45,426
Employment recruiting expenses	15,628	26,496
Investor relation expense	58,055	442,191

	$ 1,224,674	$ 2,557,453

The decrease in stock-based compensation was attributable to the fewer employees being granted stock-based compensation and a decrease in market price for the stock on the dates issued. In addition, a decrease in the number of employees reduced salary expense in the second quarter of 2012.  Investor relations expense decreased for the six months ended June 30, 2012, as compared to the same period in 2011, due to the issuance of stock-based compensation to our investor relations consultants in 2011.

Operating Loss

Operating loss for the six months ended June 30, 2012 decreased to $2,566,239 compared to $4,255,655 for the six months ended June 30, 2011 due to the reasons described above.

Other Expense

Other expense for the six months ended on June 30, 2012 and 2011 was $2,946,787 and $1,432,618, respectively.  The net change of $1,514,169 was primarily due to the change in the fair value of our derivatives resulting in a reduction of other income by $3,853,147 partially offset by a decrease in the interest expense of notes payable of $1,997,729 and the recognition of a loss on derivative settlement in 2011 of $411,192.

Net Loss

As a result of the above, for the six months ended June 30, 2012 and 2011, we reported a net loss of $5,513,026 and $5,688,273, respectively.

Basic and Diluted (Loss) per Share

The basic and diluted net loss per share for the six months ended June 30, 2012 was ($0.49) per share, as compared to net loss per share of ($0.67) for the six months ended June 30, 2011 due to the effect of the results described above as well as the offset of additional shares outstanding in 2012 due to the conversion of notes payable into shares of common stock and issuance of common stock in financing transactions.

Liquidity and Capital Resources

As of June 30, 2012, we had a cash balance of $354,601, an increase from a balance of $313,073 at December 31, 2011.  At June 30, 2012, we had a working capital deficit of $12,808,200, an increase in working capital deficit from $12,009,724 as of December 31, 2011.   The difference in working capital deficit was primarily because of an increase in the derivative liability of $2,839,374 in the first six months of 2012 partially offset by an increase in current assets.

Over the last several years, the Company’s operations have been funded primarily through the sale of both equity and debt securities.  During the first six months of 2012, the Company received a total of $2,242,080 in proceeds from the sale of common stock and $200,000 in proceeds from the sale of convertible notes. To successfully grow our business, our management believes it must improve our cash position through greater and sustainable sales of our product lines, and increase the productivity and efficiency of the production process.  We believe the productivity goal can be achieved if the production facility with ANP becomes available during the third quarter of 2012.  However, such an increase would depend on sustained or increased levels of purchases by existing and new customers and actual realization of our customers’ current demand levels, all of which cannot be assured.

In the first quarter of fiscal 2012, our largest shareholder, Brightline Ventures I, LLC, decided to convert $1,300,000 in principal balance on notes it held, plus $208,000 of interest accrued thereon into 1,508,000 shares of the Company’s Common Stock. As a result, the Company was able to reduce indebtedness for outstanding convertible notes due in 2012 from $1,420,000 to $120,000.  During the reporting period on April 19, 2012, the remaining $120,000 in outstanding convertible notes due in 2012, plus $30,979 in accrued interest, was converted into 150,979 shares of the Company’s Common Stock.  As of June 30, 2012, we have $200,000 worth of convertible notes that remain outstanding, and which come due in 2014.

As of June 30, 2012, the Company had $8,061,988 worth of Series I and II Redeemable Preferred Stock outstanding, of which $4,635,291 came due in 2012 and the other $3,326,697 came due in 2013.

On October 17, 2011, the Company entered into a Custom Processing Agreement (the “Agreement”) with ANP in order to provide the Company with a partner for future manufacturing initiatives.  Under the terms of the Agreement, the Company agreed to make available to ANP a $500,000 line of credit (which includes $10,000 that the Company loaned ANP to assist it with the purchase of its Waukon, Iowa facility) at an interest rate of 5.5%.  The line of credit is only permitted to be used by ANP for operating costs, which excludes capital expenditures of equipment in excess of $5,000.  The loan is to be paid back to the Company in the form of discounts on production pricing commencing either two years after the first draw by ANP on the line of credit (other than the $10,000 the Company loaned ANP to assist it with the purchase of its Waukon, Iowa facility) or the first month after the Company has ordered 80,000 lbs. of product for three consecutive months, whichever shall occur first.  All of ANP’s obligations under the line of credit, as well as the Agreement, are specifically guaranteed by its parent company, Aveka Inc.  As of June 30, 2012, we loaned all $500,000 to ANP under the line of credit.  This extension of credit to ANP  had  a material adverse impact on the Company's cash resources.  For this reason, we are seeking to raise additional capital in 2012. The Company cannot provide any assurances of the availability of future financing or the terms on which it might be available.  In the absence of such financing, we likely would not have available funds to redeem securities which come due.  Therefore, we may be forced to scale back or cease operations, liquidate assets, seek additional capital on less favorable terms and/or pursue other remedial measures.

The Company’s warrants issued in 2008 through 2011 have reset provisions to the exercise price and conversion price if the Company issues equity or other derivatives at a price less than the exercise price set forth in such warrants. This ratchet provision results in a derivative liability in our financial statements.  Our derivative liabilities increased to $13,870,806 at June 30, 2012 from $11,031,432 at December 31, 2011. The change in derivative fair value during the six months ended June 30, 2012 resulted in other expense of $2,887,993.  Fair values for exchange traded securities and derivatives are based on quoted market prices. Where market prices are not readily available, fair values are determined using market based pricing models incorporating readily observable market data and requiring judgment and estimates.

The following discussion focuses on information in more detail on the main elements of the $41,528 net increase in cash during the six months ended June 30, 2012 included in the accompanying Statements of Cash Flow. The table below sets forth a summary of the significant sources and uses of cash for the six month period ended June 30:

	2012	2011
Cash used for operating activities	$ (2,400,552)	$ (2,041,158)
Cash used for investing activities	-	(762,210)
Cash provided by financing activities	2,442,080	3,169,422

Increase in cash	$ 41,528	$ 366,054

Cash used in operating activities was $2,400,552 for the six month period ended June 30, 2012, compared to $2,041,158 for the six month period ended June 30, 2011.  Net losses of $5,513,026 and $5,688,273 for the six months ended June 30, 2012 and 2011, respectively, were the primary reasons for our negative operating cash flow in both years.  The Company’s negative operating cash flows for the six months ended June 30, 2012 and 2011 was offset by the effect of non-cash charges to income, such as depreciation, changes in the fair value of the derivative liability, amortization on debt discount and stock-based compensation.

Cash used in investing activities was $0 for the six month period ended June 30, 2012, compared to $762,210 for the three month period ended March 31, 2011.  Investing activities for the six months ended June 30, 2011 consisted entirely of purchases of equipment for our manufacturing plant.

Cash provided by financing activities was $2,442,080 for the six month period ended June 30, 2012, compared to $3,169,422 for the six month period ended June 30, 2011.  Over the last several years, the Company’s operations have been funded primarily through the sale of both equity and debt securities.  Proceeds from the combined sale of convertible debt, preferred stock and common stock totaled $2,442,080 and $3,329,422 for the first six months of 2012 and 2011, respectively.  During the six month period ended June 30, 2011,  the Company made a $160,000 principal payment on outstanding debt.

Commitments/Contingencies:

Debt Instruments and Redeemable Preferred Stock.  Our disclosures regarding our obligations under debt instruments and Redeemable Preferred Stock are located in various parts of our regulatory filings.  Information in the following table provides a summary of our outstanding obligations and Redeemable Preferred Stock as of June 30, 2012:

Payments Due by Fiscal Year
Obligation	Total as of June 30, 2012	2012	2013	2014
2012 Convertible Notes	$ 200,000			$ 200,000
2010 Redeemable Preferred Stock	$ 4,635,291	$ 4,635,291
2011 Redeemable Preferred Stock	$ 3,326,697		$ 3,326,697
Total Obligations	$ 8,261,988	$ 4,635,291	$ 3,326,697	$ 200,000

During the second quarter of fiscal 2012, $100,000 of 2008 Convertible Notes and $20,000 of 2010 Convertible Notes that were to mature in 2012 were converted into an aggregate of 150,979 shares of common stock the Company’s Common Stock.  For this reason, the Company no longer has any obligations under the 2008 Convertible Notes or 2010 Convertible Notes

On August 13, 2012, the Company entered into an agreement with its largest shareholder, Brightline Ventures I, LLC (“Brightline”), pursuant to which Brightline agreed to convert $7,721,988 (exclusive of dividends) worth of Series I and II Redeemable Preferred Stock into 7,721,988 shares of the Company’s Common Stock.  In consideration for the foregoing conversion of Series I and II Redeemable Preferred Stock by Brightline on or before their respective maturity dates, the Company modified the following warrants held by Brightline to provide them with the ability to exercise such warrants on a cashless basis: (i) warrants to purchase an aggregate of  11,582,983 shares of Common Stock with an exercise price of $1.50 per share, which were issued to Brightline in transactions where Brightline acquired shares of the Company’s Series I and II Redeemable Preferred Stock; and (ii) warrants to purchase an aggregate of  2,859,375 shares of Common Stock with an exercise price of $1.50 per share, which equals one half of the outstanding  and unexercised warrants issued to Brightline in other transactions where Brightline provided financing to the Company.  Further, all similarly situated Series I and II Redeemable Prefered Stock holders will be offered the same terms as Brightline.  Prior to this agreement, the Company had $8,061,988 worth of Series I and II Redeemable Preferred Stock outstanding, of which $4,635,291 came due in 2012 and the other $3,326,697 came due in 2013.

As a result of this agreement, the Company reduced these obligations and after Brightline’s conversions, will have $340,000 worth of Series I and II Redeemable Preferred Stock outstanding, of which $280,000 comes due in 2012 and the other $60,000 comes due in 2013.   If the holders of the remaining outstanding shares of Series I and II Redeemable Preferred Stock decide not to convert their securities to common stock, the Company will have an obligation to redeem the shares of Series I and II Redeemable Preferred Stock for cash.  In such case, the Company would have to find sources of cash to repay such investors and there can be no assurance such resources will be available.  If the Company was forced to repay the such investors in cash, this need for funds would have a material adverse impact on the Company’s business operations, financial condition and prospects, would threaten its ability to operate as a going concern.

Capital Expenditures.  At June 30, 2012, the Company has no material commitments for capital expenditures.

Lease commitments.  The Company leases a combined production and office facility located in Mundelein, Illinois.  The lease expires in March 2013 and monthly rental payments are $21,000, exclusive of property taxes.  The Company has the ability to terminate the lease by providing 60 days’ notice to the landlord.

Litigation.  On July 7, 2007, the Company was served with a complaint by Joseph Sanfilippo and James Cluck for violation of the Consumer Fraud Act and is seeking damages in excess of $200,000.  Management believes that the allegations are frivolous and wholly without merit and will vigorously defend the claim. The pleadings are still at issue and discovery is underway.  Thus, the outcome is unknown as of the report date.

On or about December 12, 2011, the Company was served with a complaint by LIBCO Industries, Inc., alleging the Company breached a construction contract and tortuously interfered with a business relationship, and is seeking damages in excess of $185,000.  Management believes that the allegations are frivolous and wholly without merit and will vigorously defend the claim.  Related to this matter, Process Piping, LLC, a sub-contractor for LIBCO Industries, filed a mechanics lien on the property leased by the Company, claiming it was owed in excess of $95,000 by LIBCO Industries.  On March 6, 2012, the Company paid $62,500 to Process Piping, LLC in exchange for a release of its lien as well as an assignment of all of its claims against LIBCO Industries.  The pleadings of the matters are still at issue and discovery is underway.  Thus, the outcome is unknown as of the report date.

On or about March 15, 2012, the Company was served with a Charge of Discrimination filed with the Equal Employment Opportunity Commission by Richard Rothmaller, a former employee of the Company.  Rothmaller claims that the Company failed to accommodate his alleged disability and ultimately terminated him on October 13, 2011 because of his alleged disability.  On or about April 19, 2012, the parties resolved the matter, the case has been dismissed and proper amounts had been accrued at the period ended March 31, 2012.  The resolution of this matter is not expected to have any material impact on the Company’s financial position.

Although there can be no assurances, based on the information currently available, management believes that it is probable that the ultimate outcome of each of these actions will not have a material adverse effect on the consolidated financial statements of the Company.  However, an adverse outcome in either of these actions could have a material adverse effect on the financial results of the Company in the period in which it is recorded.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Critical Accounting Policies

Our financial statements have been prepared in conformity with GAAP. For a full discussion of our accounting policies as required by GAAP, refer to our Annual Report on Form 10-K for the year ended December 31, 2011. We consider certain accounting policies to be critical to an understanding of our condensed consolidated financial statements because their application requires significant judgment and reliance on estimations of matters that are inherently uncertain. The specific risks related to these critical accounting policies are unchanged at the date of this report and are described in detail in our Annual Report on Form 10-K.

Item 3. Quantitative and Qualitative Analysis of Market Risks

(Not Applicable)

Item 4. Controls and Procedures.

Evaluation of Disclosure Controls and Procedures.

The Company’s management, with the participation of the Company’s Chief Executive Officer and Chief Financial Officer, has evaluated the effectiveness of the Company’s disclosure controls and procedures (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) as of the end of the period covered by this report. Based on such evaluation, the Company’s Chief Executive Officer and Chief Financial Officer have concluded that, as of the end of such period, the Company’s disclosure controls and procedures are not effective in recording, processing, summarizing and reporting, on a timely basis, information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act.  This conclusion is based primarily on the material weakness in internal control over financial reporting which was disclosed in our Annual Report on Form 10-K for the year ended December 31, 2011, where management identified material weaknesses consisting of ineffective controls over the control environment and financial statement disclosures.

Changes in Internal Control Over Financial Reporting

There have been no changes in the Company’s internal control over financial reporting through the date of this report or during the quarter ended June 30, 2012, that materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

Remediation of Material Weaknesses

As discussed above, as of December 31, 2011, we identified material weaknesses in our internal control over financial reporting primarily due to the Company not having developed accounting policies and procedures and effectively communicated to same to its employees.  Management plans to address these weaknesses by providing future investments in the continuing education of our accounting and financial professionals.

If the remedial measures described above are insufficient to address any of the identified material weaknesses or are not implemented effectively, or if additional deficiencies arise in the future, material misstatements in our interim or annual financial statements may occur in the future. Among other things, any unremediated material weaknesses could result in material post-closing adjustments in future financial statements.

PART II – OTHER INFORMATION

Item 1.   Legal Proceedings.

Other than as set forth above, during the three months ended June 30, 2012, there have been no material developments our previously disclosed legal proceedings.

Item 1A.  Risk Factors.

In addition to the risks and uncertainties discussed herein, particularly those discussed in the “Safe Harbor” Cautionary Statement and the other sections of Management’s Discussion and Analysis of Financial Condition and Results of Operations in Part I, Item 2,  see the risk factors set forth in Part I, Item 1A of our annual report on Form 10-K for the fiscal year ended December 31, 2011.

Item 2.  Unregistered Sales of Equity Securities and Use of Proceeds.

Subsequent to the reporting period, we issued 150,000 shares of our common stock to Maxim Group LLC as consideration for consulting services rendered.  These shares were offered and sold in a private transaction and issued in reliance on the exemption provided by Section 4(2) of the Securities Act.  We did not engage in any general solicitation or advertising in relation to the issuance of these shares.  These shares have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 3.  Exhibits.

See the Exhibit Index included as the last part of this report (following the signature page), which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Z TRIM HOLDINGS, INC.
(Registrant)

Date:	August 14, 2012	/s/ Steven J. Cohen
Steven J. Cohen
Chief Executive Officer

Date:        August 14, 2012                                                      /s/ Brian Chaiken
Brian Chaiken
Chief Financial Officer (Principal Financial Officer)

EXHIBIT INDEX
Z TRIM HOLDINGS, INC.

Form 10-Q for Quarter Ended June 30, 2012

Exhibit Number	Description
10.1	August 13, 2012 Letter Agreement with Brightline Ventures I, LLC
31.1	Certification of Chief Executive Officer pursuant to Rule 13a-14(a) under the Securities Exchange Act of 1934, as amended.
31.2	Certification of Principal Financial Officer pursuant to Rule 13a-14(a) under the Securities Exchange Act of 1934, as amended.
32.1	Certification of Chief Executive Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
32.2	Certification of Principal Financial Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
101.INS *	XBRL Instance Document
101.SCH *	XBRL Taxonomy Extension Schema Document
101.CAL *	XBRL Taxonomy Extension Calculation Linkbase Document
1.01 LAB *	XBRL Extension Labels Linkbase Document
101.PRE *	XBRL Taxonomy Extension Presentation Linkbase Document
101.DEF *	XBRL Taxonomy Extension Definition Linkbase Document

* In accordance with SEC rules, this interactive data file is deemed “furnished” and not “filed” for purposes of Sections 11 or 12 of the Securities Act of 1933 and Section 18 of the Securities and Exchange Act of 1934, and otherwise is not subject to liability under those sections or acts.

INDEX TO FINANCIAL STATEMENTS

PAGE

Balance Sheets at June 30, 2012 (unaudited) and December 31, 2011	F-1

Statements of Operations for three months ended as of June 30, 2012 and 2011 (unaudited)	F-3

Statements of Cash Flows for the three months ended as of June 30, 2012 and 2011 (unaudited)	F-4

Notes to Financial Statements as of June 30, 2012 and 2011 (unaudited)	F-5

Z TRIM HOLDINGS, INC.
BALANCE SHEETS

ASSETS

	(Unaudited)
	6/30/2012	12/31/2011

Current Assets
Cash and cash equivalents	$ 354,601	$ 313,073
Accounts receivable	334,110	315,277
Inventory	576,960	256,842
Prepaid expenses and other assets	114,917	120,475

Total current assets	1,380,588	1,005,667

Long Term Assets
Letter of Credit	$ 509,287	$ 85,215
Property and equipment, net	2,838,082	3,188,998

Total long term assets	3,347,369	3,274,213

TOTAL ASSETS	$ 4,727,957	$ 4,279,880

The accompanying notes are an integral part of the financial statements.

Z TRIM HOLDINGS, INC.
BALANCE SHEETS

LIABILITIES & CONVERTIBLE, REDEEMABLE PREFERRED STOCK & STOCKHOLDERS' EQUITY (DEFICIT)

	(Unaudited)
	6/30/2012	12/31/2011

Current Liabilities
Accounts payable	$ 146,444	$ 214,632
Accrued expenses and other	135,360	351,460
Accrued Liquidated Damages	36,178	36,178
Derivative Liabilities	13,870,806	11,031,432
Current portion of Convertible Notes Payable, Net	-	108,122
Current portion of Convertible Notes Payable to Related Party, Net	-	1,273,567
Total Current Liabilities	14,188,788	13,015,391

Long term portion of Convertible Notes Payable, Net	166,297	-

Total Liabilities	14,355,085	13,015,391

Commitment & Contingencies
Dividends payable	972,259	650,616
Convertible, Redeemable Preferred Stock Preferred Stock Series I, $0.01 par value; authorized 1,000,000 shares, issued and outstanding 947,058 shares, June 30, 2012 and December 31, 2011, respectively	4,735,291	4,735,291
Convertible, Redeemable Preferred Stock Preferred Stock Series II, $0.01 par value; authorized 1,000,000 shares, issued and outstanding 665,339 shares, June 30, 2012 and December 31, 2011, respectively	3,326,697	3,326,697
Discount on Preferred Stock	(2,690,626)	(4,853,776)
Net Preferred Stock	5,371,362	3,208,212

Total Commitment & Contingencies	6,343,621	3,858,828

Stockholders' Equity (Deficit)
Common stock, $0.00005 par value; authorized 200,000,000 shares; issued and outstanding 17,491,536 and 14,139.621 shares, June 30, 2012 and December 31, 2011, respectively	875	707
Additional paid-in capital	93,398,876	91,262,428
Accumulated deficit	(109,370,500)	(103,857,474)

Total Stockholders' Equity (Deficit)	(15,970,749)	(12,594,339)

TOTAL LIABILITIES, CONVERTIBLE REDEEMABLE PREFERRED STOCK & STOCKHOLDERS' EQUITY (DEFICIT)	$ 4,727,957	$ 4,279,880

The accompanying notes are an integral part of the financial statements.

Z TRIM HOLDINGS, INC.
STATEMENTS OF OPERATIONS

	Three months ended		Six months ended
	June 30		June 30
	2012	2011	2012	2011
REVENUES:
Products	$ 323,890	$ 207,560	$ 642,273	$ 454,926
Total revenues	323,890	207,560	642,273	454,926

COST OF REVENUES:
Products	524,621	609,038	1,265,045	1,254,696
Total cost of revenues	524,621	609,038	1,265,045	1,254,696

GROSS MARGIN	(200,731)	(401,478)	(622,772)	(799,770)

OPERATING EXPENSES:
Selling, general and administrative	1,007,192	1,662,144	1,943,467	3,455,885
Total operating expenses	1,007,192	1,662,144	1,943,467	3,455,885

OPERATING LOSS	(1,207,923)	(2,063,622)	(2,566,239)	(4,255,655)

OTHER INCOME (EXPENSES):
Rental and other income	2,225	2,859	4,225	3,075
Interest income	6,505	2,074	9,236	3,418
Interest expense - Other	(39)	-	(107)	-
Interest expense - Note Payable	(18,418)	(229,248)	(58,181)	(2,055,910)
Gain on Liquidating Damages	-	74,850	-	74,850
Change in Fair Value - Derivative	740,848	2,801,919	(2,887,993)	965,154
Loss on Derivative Settlement	-	-	-	(411,192)
Settlement (loss) gain	-	447	(13,967)	(12,013)
Total other income (expenses)	731,121	2,652,901	(2,946,787)	(1,432,618)

PROFIT/(LOSS) FROM CONTINUING OPERATIONS	$ (476,802)	$ 589,279	$ (5,513,026)	$(5,688,273)

NET PROFIT/(LOSS)	$ (476,802)	$ 589,279	$ (5,513,026)	$(5,688,273)

Less Preferred Dividends	$ 160,798	$ 104,945	$ 321,643	$ 267,917
Accretion of Discount of Preferred Stock	$ 1,126,523	$ 744,610	$ 2,163,150	$ 1,200,984

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$ (1,764,123)	$ (260,276)	$ (7,997,819)	$(7,157,174)
NET LOSS PER SHARE - BASIC AND DILUTED	$ (0.10)	$ (0.02)	$ (0.49)	$ (0.67)

Weighted Average Number of Shares Basic and Diluted	16,856,764	13,082,249	16,214,504	10,711,310

The accompanying notes are an integral part of the financial statements.

Z TRIM HOLDINGS, INC.
STATEMENTS OF CASH FLOWS
	(Unaudited)	(Unaudited)
FOR THE SIX MONTHS ENDED JUNE 30	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$ (5,513,026)	$ (5,688,273)
Adjustments to reconcile loss from continuing operations to
net cash used in operating activities:
Stock based compensation - stock options vested	459,972	1,367,164
Preferred and common shares issued for director fees	160,000	201,400
Shares & Warrants issued for Services	11,251	381,001
Amortization on Debt Discount	45,116	1,779,411
Depreciation	350,916	337,278
Change in Derivative Liability, net of bifurcation	2,887,993	(553,962)
Gain on Liquidating Damages	-	(74,850)
Changes in operating assets and liabilities:
Accounts receivable	(18,833)	99,444
Inventory	(320,118)	(47,819)
Prepaid expenses and other assets	5,558	13,700
Letter of credit	(424,072)	-
Accounts payable and accrued expenses	(45,309)	144,348
CASH USED FOR OPERATING ACTIVITIES	(2,400,552)	(2,041,158)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Fixed Assets	-	(762,210)
CASH USED FOR INVESTING ACTIVITIES	-	(762,210)

CASH FLOWS FROM FINANCING ACTIVITES
Proceeds from sale of preferred stock	-	3,326,697
Proceeds from sale of common stock	2,242,080	2,725
Borrowing on debt	200,000	-
Principal payment on debt	-	(160,000)
CASH PROVIDED BY FINANCING ACTIVITIES	2,442,080	3,169,422
NET INCREASE IN CASH	41,528	366,054

CASH AT BEGINNING OF PERIOD	313,073	2,327,013
CASH AT THE PERIOD ENDED MARCH 31	$ 354,601	$ 2,693,067

Supplemental Disclosures of Cash Flow Information:
Note payable conversion	$ 1,658,979	$ 4,605,916
Discount on preferred stock	$ -	$ 3,386,697
Amortization on preferred stock discount	$ 2,163,150	$ 1,200,984
Change in derivative liability due to exercise of warrants	$ -	$ 26,842
Settlement of derivative liability due to conversion of note payable	$ 48,619	$ 2,271,889
Dividends Payable	$ 321,643	$ 267,917
Unvested shares returned by vendor	$ 2	$ -
Discount on convertible debt due to attached warrants	$ 40,508	$ -

The accompanying notes are an integral part of the financial statements.

Z TRIM HOLDINGS, INC.
Notes to Financial Statements
June 30, 2012

NOTE 1 – NATURE OF BUSINESS

Z Trim Holdings, Inc. (the “Company”) manufactures a line of functional food ingredients that can be used to reduce costs, manage moisture, replace fats and deliver fiber to a wide variety of foods.  The Company’s products can be used by food manufacturers and processors, restaurants, schools, and the general public worldwide. The Company continues to explore all available options for its other Z Trim technologies and related assets. The Company owns an exclusive license to Z Trim, a natural, agriculture-based functional food ingredient.

NOTE 2 – GOING CONCERN

These financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company had a working capital deficit of $12,808,200 and an accumulated net loss equal to $109,370,500 as of June 30, 2012. These factors raise substantial doubt regarding the ability of the Company to continue as a going concern. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary debt and equity financings, and the ability of the Company to improve operating margins. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

 NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Presentation of Interim Information

The financial information at June 30, 2012 is unaudited, but includes all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of the financial information set forth herein, in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) for interim financial information, and with the instructions to Form 10-Q. Accordingly, such information does not include all of the information and footnotes required by U.S. GAAP for annual financial statements. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

The results for six months ended June 30, 2012 may not be indicative of results for the year ending December 31, 2012 or any future periods.

 Use of Estimates

The preparation of the accompanying consolidated financial statements in conformity with accounting principles generally accepted in the United States (U.S. GAAP) requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company generally recognizes product revenue when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectability is probable. In instances where the final acceptance of the product is specified by the customer, revenue is deferred until all acceptance criteria have been met. No provisions were established for estimated product returns and allowances based on the Company’s historical experience.

Allowance for Doubtful Accounts

Management of the Company makes judgments as to its ability to collect outstanding receivables and provide allowances for the portion of receivables when collection becomes doubtful. Provisions are made based upon a specific review of all significant outstanding invoices. For those invoices not specifically reviewed, provisions are provided at differing rates, based upon the age of the receivable. In determining these percentages, management analyzes its historical collection experience and current economic trends. If the historical data the Company uses to calculate the allowance for doubtful accounts does not reflect the future ability to collect outstanding receivables, additional provisions for doubtful accounts may be needed and the future results of operations could be materially affected.  As of June 30, 2012 and December 31, 2011 the allowance for doubtful accounts is $0.

Accounting for Derivative Instruments

All derivatives have been recorded on the balance sheet at fair value based on the lattice model calculation. These derivatives, including embedded derivatives in the Company’s warrants and its Convertible 8% Senior Secured Notes issued in 2008 through 2010, which have reset provisions to the exercise price and conversion price if the Company issues equity or other derivatives at a price less than the exercise price set forth in such warrants and notes, are separately valued and accounted for on the Company’s balance sheet. Fair values for exchange traded securities and derivatives are based on quoted market prices. Where market prices are not readily available, fair values are determined using market based pricing models incorporating readily observable market data and requiring judgment and estimates.

Lattice Valuation Model

The Company valued the conversion features and warrants in their convertible notes using a lattice valuation model, with the assistance of a valuation consultant. The lattice model values these instruments based on a probability weighted discounted cash flow model. The Company uses the model to develop a set of potential scenarios. Probabilities of each scenario occurring during the remaining term of the debentures are determined based on management's projections. These probabilities are used to create a cash flow projection over the term of the instruments and determine the probability that the projected cash flow will be achieved. A discounted weighted average cash flow for each scenario is then calculated and compared to the discounted cash flow of the instruments without the compound embedded derivative in order to determine a value for the compound embedded derivative.

Cash and cash equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents. There was $354,601 in cash at June 30, 2012 and $313,073 in cash at December 31, 2011.

Fair value of financial instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, inventory, accounts payable, accrued liabilities and long-term debt. The estimated fair value of cash, accounts receivable, accounts payable and accrued liabilities approximate their carrying amounts due to the short-term nature of these instruments. The carrying value of long-term debt also approximates fair value since their terms are similar to those in the lending market for comparable loans with comparable risks. None of these instruments are held for trading purposes.

The Company utilizes various types of financing to fund its business needs, including convertible debt with warrants attached. The Company reviews its warrants and conversion features of securities issued as to whether they are freestanding or contain an embedded derivative and, if so, whether they are classified as a liability at each reporting period until the amount is settled and reclassified into equity with changes in fair value recognized in current earnings. At June 30, 2012, the Company had convertible debt and warrants to purchase common stock, the fair values of which are classified as a liability. Some of these units have embedded conversion features that are treated as a discount on the notes. Such financial instruments are initially recorded at fair value and amortized to interest expense over the life of the debt using the effective interest method.

Inputs used in the valuation to derive fair value are classified based on a fair value hierarchy which distinguishes between assumptions based on market data (observable inputs) and an entity’s own assumptions (unobservable inputs). The hierarchy consists of three levels:

•	Level one — Quoted market prices in active markets for identical assets or liabilities

•	Level two — Inputs other than level one inputs that are either directly or indirectly observable; and

•	Level three — Unobservable inputs developed using estimates and assumptions, which are developed by the reporting entity and reflect those assumptions that a market participant would use

Determining which category an asset or liability falls within the hierarchy requires significant judgment. The Company evaluates its hierarchy disclosures each quarter. The Company’s only asset or liability measured at fair value on a recurring basis is its derivative liability associated with the units consisting of convertible debt and warrants to purchase common stock (discussed above). The Company classifies the fair value of these warrants under level three. The fair value of the derivative liability at June 30, 2012 was $13,870,806 compared to $11,031,432 as of December 31, 2011.  The change in fair value for the six months ended June 30, 2012 was ($2,887,993) compared to $965,154 for the six months ended June 30, 2011. The loss on derivative for the six months ended June 30, 2012 was $0 compared to $411,192 for the six months ended June 30, 2011. See also Note 11 herein.

Concentrations

Cash and cash equivalents are maintained with several financial institutions. Deposits held with banks may exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand and therefore bear minimal risk.

Inventory

Inventory is stated at the lower of cost or market, using the first-in, first-out method.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation.  Maintenance and repair costs are expensed as incurred.  Depreciation is calculated on the accelerated and straight-line methods over the estimated useful lives of the assets. Estimated useful lives of five to ten years are used for machinery and equipment, office equipment and furniture, and automobile. Estimated useful lives of up to five years are used for computer equipment and related software. Depreciation and amortization of leasehold improvements are computed using the term of the lease.

Intangible Assets

Intangible assets were carried at the purchased cost less accumulated amortization. Amortization was computed over the estimated useful lives of the respective assets, generally from fifteen to twenty years.

Impairment of Long-Lived Assets

Long-lived assets and certain identifiable intangible assets to be held and used are reviewed for impairment whenever events or changes in circumstance indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. Measurement of an impairment loss for long-lived assets and certain identifiable intangible assets that management expects to hold and use is based on the fair value of the asset. Long-lived assets and certain identifiable intangible assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

Income Taxes

The amount of current and deferred taxes payable or refundable is recognized as of the date of the financial statements, utilizing currently enacted tax laws and rates.  Deferred tax expenses or benefits are recognized in the financial statements for the changes in deferred tax liabilities or assets between years.

Advertising Costs

The Company expenses all advertising costs as incurred.  The amount for the three months ended June 30, 2012 and 2011 was $4,998 and $8,946, respectively.

Income (Loss) Per Common Share

Basic net income (loss) per share includes no dilution and is computed by dividing net income (loss) available to common stockholders by the weighted average number of common stock outstanding for the period. Diluted earnings per share is computed by dividing net income by the weighted average number of shares outstanding and, when diluted, potential shares from options and warrants to purchase common stock using the treasury stock method. Diluted net loss per common share does not differ from basic net loss per common share since potential shares of common stock are anti-dilutive for all periods presented.

Cashless Exercise of Warrants

The Company has issued warrants to purchase common stock where the holder is entitled to exercise the warrant via a cashless exercise, when the exercise price is less than the fair value of the common stock. The Company accounts for the issuance of common stock on the cashless exercise of warrants on a net basis.

Stock Based Compensation

The Company estimates the fair value of share-based payment awards made to employees and directors, including stock options, restricted stock and employee stock purchases related to employee stock purchase plans, on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as an expense ratably over the requisite service periods.  We estimate the fair value of each share-based awards using the Black-Scholes option pricing model. The Black-Scholes model is highly complex and dependent on key estimates by management. The estimates with the greatest degree of subjective judgment are the estimated lives of the stock-based awards and the estimated volatility of our stock price. The Company recognized pre-tax compensation expense related to stock options of $459,972 and $1,367,164 for the six months ended June 30, 2012 and 2011, respectively.

New Accounting Pronouncements

In September 2011, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2011-08, Intangibles – Goodwill and Other (Topic 350): Testing Goodwill for Impairment. The guidance in ASU 2011-08 is intended to reduce complexity and costs by allowing an entity the option to make a qualitative evaluation about the likelihood of goodwill impairment to determine whether it should calculate the fair value of a reporting unit. The amendments also improve previous guidance by expanding upon the examples of events and circumstances that an entity should consider between annual impairment tests in determining whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. Also, the amendments improve the examples of events and circumstances that an entity having a reporting unit with a zero or negative carrying amount should consider in determining whether to measure an impairment loss, if any, under the second step of the goodwill impairment test. The amendments in this ASU are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011, if an entity’s financial statements for the most recent annual or interim period have not yet been issued. The adoption of this guidance did not have a material impact on the Company’s financial position or results of operations.

In June 2011, the FASB issued ASU 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income”, which is effective for annual reporting periods beginning after December 15, 2011. ASU 2011-05 will become effective for the Company on January 1, 2012. This guidance eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. In addition, items of other comprehensive income that are reclassified to profit or loss are required to be presented separately on the face of the financial statements. This guidance is intended to increase the prominence of other comprehensive income in financial statements by requiring that such amounts be presented either in a single continuous statement of income and comprehensive income or separately in consecutive statements of income and comprehensive income. The adoption of ASU 2011-05 did not have a material impact on the Company’s financial position or results of operations.

In May 2011, the FASB issued ASU 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs”, which is effective for annual reporting periods beginning after December 15, 2011. This guidance amends certain accounting and disclosure requirements related to fair value measurements. Additional disclosure requirements in the update include: (1) for Level 3 fair value measurements, quantitative information about unobservable inputs used, a description of the valuation processes used by the entity, and a qualitative discussion about the sensitivity of the measurements to changes in the unobservable inputs; (2) for an entity’s use of a nonfinancial asset that is different from the asset’s highest and best use, the reason for the difference; (3) for financial instruments not measured at fair value but for which disclosure of fair value is required, the fair value hierarchy level in which the fair value measurements were determined; and (4) the disclosure of all transfers between Level 1 and Level 2 of the fair value hierarchy. ASU 2011-04 will become effective for the Company on January 1, 2012. The adoption of ASU 2011-04 did not have a material impact on the Company’s financial position or results of operations.

In April 2011, the FASB issued ASU 2011-02, “Receivables (Topic 310): A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring”. This amendment explains which modifications constitute troubled debt restructurings (“TDR”). Under the new guidance, the definition of a troubled debt restructuring remains essentially unchanged, and for a loan modification to be considered a TDR, certain basic criteria must still be met. For public companies, the new guidance is effective for interim and annual periods beginning on or after June 15, 2011, and applies retrospectively to restructuring occurring on or after the beginning of the fiscal year of adoption. This guidance did not have a material impact on the Company’s financial statements.

NOTE 4 – INVENTORY

At June 30, 2012 and December 31, 2011, inventory consists of the following:

	6/30/2012	12/31/2011
Raw materials	$ 61,555	$ 77,942
Packaging	5,682	4,063
Work-in-process	41	-
Finished goods	509,682	174,837
Total inventory	$ 576,960	$ 256,842

NOTE 5 – PROPERTY AND EQUIPMENT, NET

At June 30, 2012 and December 31, 2011,  property and equipment, net consists of the following:

	3/31/2012	12/31/2011
Production, engineering and other equipment	$6,702,194	$6,702,194
Leasehold improvements	2,904,188	2,904,188
Office equipment and furniture	603,182	603,182
Computer equipment and related software	140,238	140,238
	$10,349,802	$10,349,802
Accumulated depreciation	($7,511,720)	($7,160,804)
Property and equipment, net	$2,838,082	$3,188,998

NOTE 6 – LETTER OF CREDIT

On October 17, 2011, Z Trim Holdings, Inc. (the “Company”) entered into a Custom Processing Agreement (the “Agreement”) with AVEKA Nutra Processing, LLC (“ANP”), part of the Aveka Group, in order to provide the Company with a partner for future manufacturing initiatives.

 The Agreement provides that ANP will perform certain services related to the Company’s dietary fiber product, including manufacturing, processing, packaging and storage/warehousing for an initial term of three years.  The Agreement automatically renews at the end of the initial term for an additional two year term unless either party provides written notice to the other within the specified time frame.  Production pursuant to the Agreement is anticipated to begin no later than August 31, 2012.  Once production commences, the Agreement provides for minimum production volumes of 40,000 lbs per month and average volumes of 100,000 lbs. per month with the ability to increase future production volume to potentially as much as 1,000,000 lbs. per month.

In addition, the Company has agreed to make available to ANP a $500,000 line of credit (which includes $10,000 that the Company loaned ANP to assist it with the purchase of its Waukon, Iowa facility) at an interest rate of 5.5%.  The line of credit is only permitted to be used by ANP for operating costs which excludes capital expenditures of equipment in excess of $5,000.   The loan is to be paid back to the Company in the form of discounts on production pricing commencing either two years after the first draw by ANP on the line of credit (other than the $10,000 the Company loaned ANP to assist it with the purchase of its Waukon, Iowa facility) or the first month after the Company has ordered 80,000 lbs. of product for three consecutive months, whichever shall occur first.  All of ANP’s obligations under the line of credit, as well as the Agreement, are specifically guaranteed by its parent company, Aveka Inc.  As of June 30, 2012 we loaned a total of $500,000 and accrued interest on the advance was $9,287.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is attached as Exhibit 10.1 to the Company’s Report on Form 8-K filed on October 17, 2011 and is incorporated by reference herein.

NOTE 7 – ACCRUED EXPENSES AND OTHER

At June 30, 2012 and December 31, 2011 accrued expenses consist of the following:
	6/30/2012	12/31/2011
Accrued payroll and taxes	$ 64,443	$ 29,153
Accrued Settlements	-	62,500
Accrued Interest	6,575	232,490
Accrued expenses and other	64,342	27,317
Total accrued expenses & other	$ 135,360	$ 351,460

NOTE 8 – CONVERTIBLE NOTES PAYABLE

As of June 30, 2012, the Company had $200,000 worth of convertible notes outstanding, which will mature in 2014.

During the first quarter of fiscal 2012, we secured financing from three accredited investors (the “Investors”) pursuant to which we sold senior secured convertible promissory notes (each a “Note” and collectively the “Notes”) and warrants and received gross proceeds of $200,000.   The Notes have a twenty-four month term and accrue interest at the rate of 8% per annum.  The principal balance of the Notes is convertible at the rate of $1.00 per share into an aggregate of 200,000 shares of our common stock, $.00005 par value (the “Common Stock”).  The interest is payable either upon maturity of the Notes or quarterly at the Investors’ option in shares of our Common Stock.  Any amount of principal or interest which is not paid when due shall bear interest at a rate of interest equal to the eighteen percent (18%) per annum.  Attached to the Notes are warrants that entitle the Investor to purchase a specified number of shares of common stock of the Company at a price of $1.50 per share within five years.  The warrants value is discounted against the Notes and is being amortized as interest expense using the effective interest method over the term of the Notes. The valuation of the related discount for the warrants was calculated using the Black Scholes model and was equal to $40,508. The key inputs to the model were the number of warrants of 100,000, share prices on the grant dates of $0.59 and $0.70, exercise price of $1.50, terms of 5 years, volatilities of 98.16 and 103.66%, and discount rates of 0.91% and 0.88%. As of March 31, 2012, the amount of debt discount, net of amortization, was $33,703.

Amortization on Convertible Notes

For the six months ended June 30, 2012 and June 30, 2011, the Company recorded amortization on debt discounts in the amount of $45,117 and $1,779,411, respectively. The warrants value and the beneficial conversion value are discounted against the Notes and are being amortized as interest expense using the effective interest method over the term of the Notes. The total debt discount as of June 30, 2012 and December 31, 2011, was $33,703 and $38,311, respectively, net of total amortization.

NOTE 9 – PREFERRED STOCK

On March 17, 2011, the Company entered a private placement subscription agreement with New York-based investment firm Brightline Ventures I, LLC ("Brightline"), pursuant to which we sold 332.6697 units consisting of Preferred Stock and warrants, for an aggregate offering price of $3,326,697. Each of the units (individually, a “Unit” and collectively, the “Units”) consists of 2,000 shares of the Series II 8% Convertible Preferred Stock (“Preferred Stock”) at an Original Issue Price of $5.00 per share, with rights to: (i) a dividend which accrues cumulatively on a daily basis at the rate of 8% per annum of the Original Issue Price payable in shares of the Common Stock; (ii) conversion into such a number of shares of Common Stock determined by dividing the Original Issue Price by the Conversion Price, initially, $1.00; (iii) a liquidation preference equal to the sum of the Original Issue Price and an amount equal to 8% of the Original Issue Price for each 12 months that passed since the date of issuance of any of the Preferred Stock; and (iv) mandatory redemption, by the Company, 24 months from the date of issuance of the Preferred Stock at a redemption price equal to the Original Issue Price plus any accrued but unpaid dividends. The dividend component on liquidation and redemption is payable in shares of the Common Stock of the Company. Payment of the dividend, mandatory redemption and any provisions requiring payment on the Preferred Stock are deferred until the 2008 Notes due in 2010 and the 2009 Notes due in 2011 and 2012 are paid in full. Such deferral, even if the maturity dates on the Notes are extended, will not constitute a default under the Preferred Stock terms.

The Preferred Stock terms may be amended by the Company and the consent of the holders of the majority of the outstanding shares and such majority may also waive an adjustment to the Conversion Price. The Preferred Stock is convertible into a total of 3,326,697 shares of Common Stock, exclusive of the convertible 8% dividend. Brightline also received one five-year warrant for each Unit purchased, to purchase 15,000 shares of Common Stock per unit with an exercise price of $1.50 per share (“Warrants”). The total warrants issued were 4,990,046. Current Z Trim Director Edward Smith, III, is a managing partner of Brightline Capital Management, LLC, which is the investment manager of Brightline Ventures I, LLC.

We also entered into a registration rights agreement with Brightline pursuant to which we agreed to file with the Securities and Exchange Commission a registration statement covering the resale of the Common Stock underlying the Preferred Stock and Warrants no later than 60 days after April 15, 2011. In addition, the Company was required to use its best efforts to have the registration statement become effective but no later than 120 days after April 15, 2011.  The registration statement was filed on June 2, 2011 and went effective on June 3, 2011.  The descriptions herein are qualified in their entirety by reference to the copies of the forms of the Subscription Agreement, the Warrant, and the Registration Rights Agreement which are attached as exhibits to the Company’s Form 8-K filed on March 21, 2011.

In January 2011,  the Company’s external Directors, Mark Hershhorn, Morris Garfinkle, Brian Israel and Edward Smith each agreed to apply $15,000 of their Directors’ fees (20% of which is past due), to the purchase of Units pursuant to the terms of the preferred stock series I.   As such, we entered into 4 private placement subscription agreements with investors pursuant to which we issued 6 units consisting of Preferred Stock and warrants, for an aggregate offering price of $60,000.   Each of the units (individually, a “Unit” and collectively, the “Units”) consists of 2,000 shares of the Series I 8% Convertible Preferred Stock (“Preferred Stock”) at an Original Issue Price of $5.00 per share, with  rights to:  (i) a dividend which accrues cumulatively on a daily basis at the rate of 8% per annum of the Original Issue Price payable in shares of the Common Stock; (ii) conversion into such a number of shares of Common Stock determined by dividing the Original Issue Price by the Conversion Price, initially, $1.00; (iii) a liquidation preference equal to the sum of the Original Issue Price and an amount equal to 8% of the Original Issue Price for each 12 months that passed since the date of issuance of any of the Preferred Stock; and (iv) mandatory redemption, by the Company, 24 months from the date of issuance of the Preferred Stock at a redemption price equal to the Original Issue Price plus any accrued but unpaid dividends.  The dividend component on liquidation and redemption is payable in shares of the Common Stock of the Company.  Payment of the dividend, mandatory redemption and any provisions requiring payment on the Preferred Stock are deferred until the 2008 Notes due in 2010 and the 2009 Notes due in 2011 and 2012 are paid in full.  Such deferral, even if the maturity dates on the Notes are extended, will not constitute a default under the Preferred Stock terms.  The Preferred Stock terms may be amended by the Company and the consent of the holders of the majority of the outstanding shares and such majority may also waive an adjustment to the Conversion Price.

Beginning September 3, 2010 through December 31, 2010, we entered into several private placement subscription agreements with investors pursuant to which we sold 478.43 units consisting of Preferred Stock and warrants, for an aggregate offering price of $4,784,291. Each of the units (individually, a "Unit" and collectively, the "Units") consists of 2,000 shares of the Series I 8% Convertible Preferred Stock ("Preferred Stock") at an Original Issue Price of $5.00 per share, with rights to: (i) a dividend which accrues cumulatively on a daily basis at the rate of 8% per annum of the Original Issue Price payable in shares of the Common Stock; (ii) conversion into such a number of shares of Common Stock determined by dividing the Original Issue Price by the Conversion Price, initially, $1.00; (iii) a liquidation preference equal to the sum of the Original Issue Price and an amount equal to 8% of the Original Issue Price for each 12 months that passed since the date of issuance of any of the Preferred Stock; and (iv) mandatory redemption, by the Company, 24 months from the date of issuance of the Preferred Stock at a redemption price equal to the Original Issue Price plus any accrued but unpaid dividends. The dividend component on liquidation and redemption is payable in shares of the Common Stock of the Company. Payment of the dividend, mandatory redemption and any provisions requiring payment on the Preferred Stock are deferred until the 2008 Notes due in 2010 and the 2009 Notes due in 2011 and 2012 are paid in full. Such deferral, even if the maturity dates on the Notes are extended, will not constitute a default under the Preferred Stock terms. The Preferred Stock terms may be amended by the Company and the consent of the holders of the majority of the outstanding shares and such majority may also waive an adjustment to the Conversion Price.

The Investors also received one five-year warrant for each Unit purchased, to purchase 15,000 shares of Common Stock per unit with an exercise price of $1.50 per share ("Warrants"). The total warrants issued to the investors were 7,176,437. Brightline Ventures I, LLC, invested $4,395,291 of the total amount set forth in the preceding paragraph. Current Z Trim Director Edward Smith, III, is a managing partner of Brightline Capital Management, LLC, which is the investment manager of Brightline Ventures I, LLC. Further, current Z Trim Director Morris Garfinkle invested $30,000 of the total amount set forth in the preceding paragraph.

As of June 30, 2012, the Company accrued dividends of $972,259 compared to $650,616 as of December 31, 2011.

For the six months ended June 30, 2012 and 2011, the Company recorded amortization of the preferred stock discount of $2,163,150 and $1,200,984, respectively.

As of June 30, 2012, there are 947,058 shares of Series I Preferred Stock outstanding, convertible into 4,735,291 shares of common stock, exclusive of dividends, which are also convertible into common stock. Accrued dividends payable are convertible in 535,117 shares of common stock.

As of June 30, 2012, there are 665,339 shares of Series II Preferred Stock outstanding, convertible into 3,326,697 shares of common stock, exclusive of dividends, which are also convertible into common stock. Accrued dividends payable are convertible in 276,344 shares of common stock.

NOTE 10 – LIQUIDATED DAMAGES

In connection with certain private placements of the Company’s securities (the “Registrable Securities”) effected in 2008 the Company entered into registration rights agreements (the “RRA”) that required the Company to file a registration statement covering the Registrable Securities with the Securities and Exchange Commission no later than thirty days after the final closing as contemplated in the Private Placement Memorandum for the 2008 offering (the “Filing Deadline”), which the Company did not meet. Under the terms of the registration rights agreement, as partial compensation, the Company was required to make pro rata payments to each Investor in an amount equal to 1.5% of the aggregate amount invested by such Investor for each 30-day period or pro rata for any portion thereof following the Filing Deadline for which no registration statement was filed.  We obtained a release and waiver of the amounts due from almost all of the 2008 investors.   Under the terms of the RRA, we potentially owe, and have recognized as liquidated damages, the amount of $36,178 relating to holders from whom we did not receive waivers.

NOTE 11 – DERIVATIVE LIABILITIES

The Company’s warrants and its Convertible 8% Senior Secured Notes issued in 2008 and 2010 have reset provisions to the exercise price and conversion price if the Company issues equity or other derivatives at a price less than the exercise price set forth in such warrants and notes. This ratchet provision results in a derivative liability in our financial statements.

Our derivative liabilities increased to $13,870,806 at June 30, 2012 from $11,031,432 at December 31, 2011.  The change in fair value during the six months ended June 30, 2012 was ($2,887,993) as compared to $965,154 for the six months ended June 30, 2011.

The following tabular presentation reflects the components of derivative financial instruments on the Company’s balance sheet at June 30, 2012 and December 31, 2011:

	6/30/2012	12/31/2011
Common stock warrants	$ 11,063,395	$ 8,829,215
Embedded conversion features
-part of note discount	2,807,411	2,202,217

Total	$ 13,870,806	$ 11,031,432

Beginning Balance	$ 11,031,432	$ 13,528,355
Bifurcated Amount	-	3,386,697
Change in Derivative Liability	2,887,993	(3,396,298)
Change in Derivative Liability - Conversion	(48,619)	(2,487,322)

Total	$ 13,870,806	$ 11,031,432

NOTE 12 – EQUITY

Common Stock Issued from Private Placements

On February 23, 2012, we entered into a private placement subscription agreement with Brightline Ventures I-B, LLC, a Delaware Limited Liability Company pursuant to which we sold 311,545 shares of Common Stock, for a price of $1.50 per share and received gross proceeds of $467,318.

On March 29, 2012, we entered into a private placement subscription agreement with Brightline Ventures I-B, LLC, a Delaware Limited Liability Company pursuant to which we sold 437,380 shares of Common Stock, for a price of $1.50 per share and received gross proceeds of $656,070.

On May 8, 2012, we entered into a private placement subscription agreement with Brightline Ventures I-B, LLC, a Delaware Limited Liability Company pursuant to which we sold 744,711 shares of Common Stock, for a price of $1.50 per share and received gross proceeds of $1,117,067.

Common Stock Issued from Stock Options Exercised

On April 11, 2012, an employee of the Company purchased 2,500 shares of Common Stock pursuant to the Stock Option Plan at $0.65 per share.  Gross proceeds received by the Company were $1,625.

Common Stock Issued on Converted Notes

During the first quarter of 2012, the Company issued 1,508,000 shares of its Common Stock, $.00005 par value per share, upon conversion to common stock of  its 8% Convertible Secured Notes due in 2012 (the "Notes"), representing principal of $1,300,000 and interest of $208,000.  The conversion was in accordance with the agreement, and therefore no gain or loss was recorded.

During the second quarter of 2012, the Company issued 150,979 shares of its Common Stock, $.00005 par value per share, upon conversion to common stock of its Notes, representing principal of $120,000 and interest of $30,979.  The conversion was in accordance with the agreement, and therefore no gain or loss was recorded.

Common Stock Issued to Directors

On February 6, 2012 the Company issued 238,800 shares of common stock to four of its non-executive directors (59,700 each) – Mark Hershhorn, Brian Israel, Morris Garfinkle and Edward Smith III. The Company recognized a total of expense of $160,000 related to these issuances.  These shares were valued based on the closing price of the grant date.

Common Stock Issued for Services

On August 22, 2011, the Company entered into an Agreement for Services with Alliance Advisors, LLC, pursuant to which Alliance agreed to provide investor relations services to us for a period of twelve months.  In exchange for Alliance’s services, we agreed to pay Alliance 84,000 restricted shares of common stock valued at $12,600 for purposes of the agreement, as well as $6,500 per month for the first six months, and $7,500 per month for the second six months of the agreement.  The agreement provides, that either party has the right to terminate the agreement after 6 months, and in the event of such termination, a pro rata portion of the 84,000 shares of common stock would be returned to the Company.  On May 10, 2012 the Company terminated the agreement and requested Alliance to return 42,000 of the restricted shares.  Alliance agreed to these stipulations and returned such shares on May 15, 2012.  The initial 42,000 vested shares were expensed in the prior year.  Due to the termination of the contract, no expense was recorded during the three months ended June 30, 2012.

On April 12, 2011, the Company entered into an Agreement for Services with AIM Capital Corporation, pursuant to which AIM agreed to provide public relations services to us for a period of twelve months. In exchange for AIM’s services, we agreed to pay Aim an annual fee of 125,000 shares of common stock which vest as follows: 50,000 upon execution of agreement, 25,000 on the 90th day following this agreement, 25,000 on the 180th day following this agreement, and 25,000 on the 270th day following this agreement. The agreement also provides that should either party terminate this agreement, AIM shall be entitled to keep all vested a shares as of the date of termination, plus any pro rata amount of shares based on the termination date.  As of June 30, 2012 all shares have vested to the benefit of AIM.  During the six months ended June 30, 2012 the Company recognized an expense of $11,251 for the remaining vested shares.

We also entered into registration rights agreements pursuant to which we have agreed to file with the Securities and Exchange Commission a registration statement covering the resale of the Common Stock underlying the issuance above. This registration statement was filed on June 2, 2011, and went effective on June 3, 2011.

We determined that all of the securities issued pursuant to the agreement were exempt from registration under the Securities Act of 1933, as amended (the "Act") pursuant to Section 4(2) of the Act and Rule 506 of Regulation D promulgated under the Act. We based this determination on the non-public manner in which we offered the securities and on the representations of the persons purchasing such securities, which included, in pertinent part, that such persons were "accredited investors" within the meaning of Rule 501 of Regulation D promulgated under the Act, and that such persons were acquiring such securities for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to resale or distribution, and that each such person understood such securities may not be sold or otherwise disposed of without registration under the Act or an applicable exemption therefrom.

The description of the terms of sale of the securities described in this report is qualified in its entirety by reference to the full text of the underlying document which has been filed as exhibits to the Company’s Form 8-K filed with SEC on February 11, 2011.

Exercising of Stock Warrants and/or Options

During the first and second quarters of 2012, there were no warrants exercised for cash.

For the three months ended March 31, 2012, no options were exercised.  On April 19, 2012,  an employee exercised an option to purchase 2,500 shares of common stock.

Common Stock Issued on the Cashless Exercise of Warrants

We have not issued any shares of common stock on the cashless exercise of warrants during the first and second quarters of 2012 or the fiscal year 2011.

NOTE 13 – STOCK OPTION PLAN AND WARRANTS

The Company has a Stock Option Plan (the Plan) effective January 2, 1999 and amended in 2002 and 2004, which provides for the issuance of qualified options to all employees and non-qualified options to directors, consultants and other service providers.

A summary of the status of stock options as of June 30, 2012 and December 31, 2011 is as follows:

	6/30/2012		12/31/2011
		Weighted		Weighted
	Number	Average	Number	Average
	of	Exercise	of	Exercise
	Shares	Price	Shares	Price
Outstanding at beginning of year	5,645,202	$ 1.10	3,484,833	$ 0.66
Granted	2,196,775	$ 0.66	2,298,702	$ 1.21
Exercised	(2,500)	$ 0.65	-	$ -
Expired and Cancelled	-	$ -	(138,333)	$ 2.18
Outstanding at end of period	7,839,477	$ 0.98	5,645,202	$ 1.10

Exercisable at end of period	6,530,485	$ 1.05	5,317,003	$ 1.13

During the six months ended June 30, 2012, the Company granted 2,196,775 options.  Stock based compensation for the three and six months ended June 30, 2012 was $203,128 and $459,972, respectively.  As of June 30, 2012, the unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the plan was $438,679, of which $415,959 will be recognized in each of the remaining FY 2012 quarters.

During the six months ended June 30, 2011, the Company granted 2,058,702 options.  The total fair value of options vested during the first six months of 2011 was $1,367,164.

The fair value of each stock option granted is estimated on the date of grant using the Black-Scholes option valuation model.  This model uses the assumptions listed in the table below.  Expected volatilities are based on the historical volatility of the Company’s stock.  The risk-free rate for periods within the expected life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

6/30/2012
Weighted average fair value per option granted	$ 0.38
Risk-free interest rate0	0.34- .42%
Expected dividend yield	0.00%
Expected lives	2.5996
Expected volatility	98-103%

As of June 30, 2012, the Company had reserved 20.0 million shares for issuance under the Plan.  As of June 30, 2012, the Company had 11,777,190 million options available for grant under the Plan. (20,000,000 less 7,839,477 options less 383,333 director shares =11,777,190).

Stock options outstanding at June 30, 2012 are as follows:

		Weighted
		Average	Weighted
Range of		Remaining	Average
Exercise	Options	Contractual	Exercise	Options
Prices	Outstanding	Life	Price	Exercisable
$0.01-$1.50	7,629,477	3.4	$ 1.18	6,320,485
$1.51-$3.00	210,000	2.4	$ 1.49	210,000
	7,839,477	3.5	$ 0.99	6,530,485

Warrants

As of June 30, 2012, the Company has warrants outstanding to purchase 23,612,215, shares of the Company’s common stock, at prices ranging from $0.01 to $36.00 per share.  These warrants expire at various dates through February 2017.    There were 100,000 warrants issued in the six month period ended June 30, 2012.  The summary of the status of the warrants issued by the Company as of June 30, 2012 and December 31, 2011 are as follows:
	6/30/2012		12/31/2011
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Outstanding at beginning of year	23,736,108	$ 1.55	18,779,753	$1.59
Granted	100,000	$ 0.71	5,130,046	$1.66
Exercised	-		(56,489)	$0.06
Cashless	-		-
Expired and Cancelled	(223,893)	$ 12.28	(117,202)	$13.72
	23,612,215		23,736,108

Outstanding, end of period	23,612,215	$ 1.45	23,736,108	$1.55

Unexercisable at end of period
Exercisable at end of period	23,612,215	$ 1.45	23,736,108	$1.55

During the first six months of 2012, investors did not exercise any warrants.  During the first six months of 2011, investors exercised 49,358 warrants.

NOTE 14 – MAJOR CUSTOMERS AND CREDIT CONCENTRATION

The Company’s customers are food manufacturers.  There were two significant customers that accounted for greater than 10% (each) of sales for the six months ended June 30, 2012. These two customers accounted for 36% and 26% of total net sales.   In addition, the same two significant customers  accounted for greater than 10% (each) of accounts receivable for the quarter ended June 30, 2012. These customers accounted for 69% and 11% of the accounts receivable as of June 30, 2012.

The Company maintains cash deposits with major banks, which from time to time may exceed federally insured limits.  At June 30, 2012 and December 31, 2011, $354,601 and $313,073, respectively, were in excess of federally insured limits.  The Company periodically assesses the financial condition of the institutions and believes that the risk of any loss is minimal.

NOTE 15 – COMMITMENTS

Building Lease

The Company leases a combined production and office facility located in Mundelein, Illinois.  The facility is approximately 44,000 square feet.  The Company extended the lease until March 2013 and the required monthly rental payments increased to $21,000, exclusive of property taxes.   The Company also is responsible for payment of all property taxes.  Insurance and maintenance are billed when due.  If we were to lose this lease or not be able to extend our lease due to the specific requirements of our Company, the outcome to our operations could be substantial.

The Company recognizes escalating lease expense on a straight line basis in accordance with current accounting standards.

For the six months ended June 30, 2012 and 2011, respectively, the Company recognized rent expense of $126,000 and $169,440. The future minimum annual rental payments and sub-lease income for the years ended December 31 under the lease terms are as follows:

Year Ended	Rentals

2012	$126,000
2013	63,000
2014	-
2015	-
$ 189,000

NOTE 16 – PENDING LITIGATION/ CONTINGENT LIABILITY

On July 7, 2007, the Company was served with a complaint by Joseph Sanfilippo and James Cluck for violation of the Consumer Fraud Act and is seeking damages in excess of $200,000.  Management believes that the allegations are frivolous and wholly without merit and will vigorously defend the claim. The outcome of this matter is unknown as of the report date.

On or about December 12, 2011, the Company was served with a complaint by LIBCO Industries, Inc., alleging the Company breached a construction contract and tortuously interfered with a business relationship, and is seeking damages in excess of $185,000.  Management believes that the allegations are frivolous and wholly without merit and will vigorously defend the claim.  Related to this matter, Process Piping, LLC, a sub-contractor for LIBCO Industries, filed a Mechanics Lien on the property leased by the Company, claiming it was owed in excess of $95,000 by LIBCO Industries.  On March 6, 2012, the Company paid $62,500 to Process Piping, LLC in exchange for a release of its lien as well as an assignment of all of its claims against LIBCO Industries.  The outcome of this matter is unknown as of the report date.

On or about March 15, 2012, the Company was served with a Charge of Discrimination filed with the Equal Employment Opportunity Commission by Richard Rothmaller, a former employee of the Company.  Rothmaller claims that the Company failed to accommodate his alleged disability and ultimately terminated him on October 13, 2011 because of his alleged disability.  On April 19, 2012, the parties resolved the matter with the Company making a payment of $13,967 to Rothmaller and his legal counsel.  The case has been dismissed.

NOTE 17 – RELATED PARTY TRANSACTIONS

In 2012, the Company’s non-executive Directors, Mark Hershhorn, Morris Garfinkle, Brian Israel and Edward Smith each agreed to receive 59,700 shares of common stock in lieu of $40,000 of their Directors’ fees.

Transactions with Brightline

Director Edward Smith III is a Managing Member of Brightline Ventures I, LLC and Brightline Ventures I-B, LLC (“Brightline”), which is the beneficial owner of 72.7% of the Company’s voting securities.  In fiscal 2011, and subsequently, we engaged in several transactions with Brightline.

On March 18, 2011, we entered into a private placement subscription agreement with Brightline pursuant to which we sold 332.6697 units, consisting of Preferred Stock and warrants, for an aggregate offering price of $3,326,697.  Each of the units (individually, a “Unit” and collectively, the “Units”) consists of 2,000 shares of Series II 8% Convertible Preferred Stock (“Series II Preferred Stock”) and one warrant (a “Warrant”) at an Original Issue Price of $10,000 per Unit.  The Series II Preferred Stock was issued with rights to: (i) a dividend which accrues cumulatively on a daily basis at the rate of 8% per annum of the Original Issue Price payable in shares of the Common Stock; (ii) conversion into such a number of shares of Common Stock determined by dividing the Original Issue Price by the Conversion Price, initially, $1.00; (iii) a liquidation preference equal to the sum of the Original Issue Price and an amount equal to 8% of the Original Issue Price for each 12 months that passed since the date of issuance of any of the Series II Preferred Stock; and (iv) mandatory redemption, by the Company, 24 months from the date of issuance of the Series II Preferred Stock at a redemption price equal to the Original Issue Price plus any accrued but unpaid dividends. The dividend component on liquidation and redemption is payable in shares of the Common Stock of the Company. Payment of the dividend, mandatory redemption and any provisions requiring payment on the Series II Preferred Stock are deferred until the 2008 Notes due in 2010 and the 2009 8% Senior Secured Convertible Notes due in 2011 and 2012 (the "2009 Notes")  are paid in full or until any such restrictions are waived. Such deferral, even if the maturity dates on the Notes are extended, will not constitute a default under the Series II Preferred Stock terms. The Series II Preferred Stock terms may be amended by the Company and the consent of the holders of the majority of the outstanding shares of Preferred Stock and such majority may also waive an adjustment to the Conversion Price. The Series II Preferred Stock is convertible into a total of 3,326,697 shares of Common Stock, exclusive of the shares of Common Stock issuable in connection with the 8% dividend.

Brightline also received one five-year Warrant as part of each Unit purchased, pursuant to which the holder may purchase 15,000 shares of Common Stock per Unit with an exercise price of $1.50 per share (“Warrants”). A total of 4,990,046 shares of Common Stock are issuable upon exercise of the Warrants.

We also entered into a registration rights agreement with Brightline pursuant to which we agreed to file with the Securities and Exchange Commission a registration statement covering the resale of the Common Stock underlying the Series II Preferred Stock and Warrants.  In connection with the offering, Brightline, as the holder of a majority of the warrants issued in connection with the Company’s 2009 Notes (the "2009 Warrants") waived any price adjustment with respect to the 2009 Warrants.  Brightline also waived any price adjustment with respect to the warrants issued in connection with the Series I 8% Convertible Preferred Stock (the "Series I Preferred Stock Warrants") it purchased from the Company.  The Company obtained similar waivers from the other holders of the Series I Preferred Stock Warrants and the 2009 Warrants.

On January 15, 2012, the Company received notice from its largest shareholder, Brightline Ventures I, LLC, electing to convert an aggregate principal balance of $1,300,000 on outstanding convertible notes, plus $208,000 of interest accrued thereon, into 1,508,000 shares of the Company’s Common Stock.  This is equivalent to a conversion price of $1.00 per share of Common Stock.  The shares issued in connection with foregoing conversion of convertible notes were on the same terms and conditions as offered to other non-affiliated debt holders.

On February 23, 2012, we entered into a private placement subscription agreement with Brightline Ventures I-B, LLC, a Delaware Limited Liability Company pursuant to which we sold 311,545 shares of Common Stock, for a price of $1.50 per share and received gross proceeds of $467,318.

The Company does not have a written policy with respect to related party transactions.  However, all such transactions are reviewed and approved by the Board of Directors prior to finalization.

NOTE 18 – GUARANTEES

The Company from time to time enters into certain types of contracts that contingently require the Company to indemnify parties against third party claims. These contracts primarily relate to: (i) divestiture agreements, under which the Company may provide customary indemnifications to purchasers of the Company’s businesses or assets; (ii) certain real estate leases, under which the Company may be required to indemnify property owners for environmental and other liabilities, and other claims arising from the Company’s use of the applicable premises; and (iii) certain agreements with the Company's officers, directors and employees, under which the Company may be required to indemnify such persons for liabilities arising out of their employment relationship.  The terms of such obligations vary. Generally, a maximum obligation is not explicitly stated. Because the obligated amounts of these types of agreements often are not explicitly stated, the overall maximum amount of the obligations cannot be reasonably estimated. Historically, the Company has not been obligated to make significant payments for these obligations, and no liabilities have been recorded for these obligations on its balance sheet as of June 30, 2012.

In general, the Company offers a one-year warranty for most of the products it sells.  To date, the Company has not incurred any material costs associated with these warranties.

NOTE 19 – SUBSEQUENT EVENTS

On August 1, 2012, we entered into a private placement subscription agreement with Brightline Ventures I-B, LLC, pursuant to which we sold 417,612 shares of Common Stock, for a price of $1.50 per share and received gross proceeds of $626,417.

During July 2012, 46,520 shares of common stock were issued on the cashless exercise of warrants.  Also, during July, 5,208 shares of common stock were issued as a result of warrants exercised for cash of $52.

On July 10, 2012, we issued 150,000 shares of our common stock to Maxim Group, LLC as consideration for consulting services rendered.

On August 13, 2012, the Company entered into an agreement with its largest shareholder, Brightline Ventures I, LLC (“Brightline”), pursuant to which Brightline agreed to convert $7,721,988 (exclusive of dividends) worth of Series I and II Redeemable Preferred Stock into 7,721,988 shares of the Company’s Common Stock.  In consideration for the foregoing conversion of Series I and II Redeemable Preferred Stock by Brightline on or before their respective maturity dates, the Company modified the following warrants held by Brightline to provide them with the ability to exercise such warrants on a cashless basis: (i) warrants to purchase an aggregate of  11,582,983 shares of Common Stock with an exercise price of $1.50 per share, which were issued to Brightline in transactions where Brightline acquired shares of the Company’s Series I and II Redeemable Preferred Stock; and (ii) warrants to purchase an aggregate of  2,859,375 shares of Common Stock with an exercise price of $1.50 per share, which equals one half of the outstanding  and unexercised warrants issued to Brightline in other transactions where Brightline provided financing to the Company.  Prior to this agreement, the Company had $8,061,988 worth of Series I and II Redeemable Preferred Stock outstanding, of which $4,635,291 came due in 2012 and the other $3,326,697 came due in 2013.  As of this filing, no shares have been issued to Brightline as a result of the conversion of Series I or II Redeemable Preferred Stock.

Exhibit 10.1

August 13, 2012

      Sent via E-Mail and U.S. Mail
Brightline Ventures
1120 Avenue of the Americas, Suite 1505
New York, NY 10036

Dear Ed:

Pursuant to the approval of the Board of Directors, Z Trim Holdings, Inc. (the “Company”) agrees, in exchange for Brightline Ventures I, LLC agreement to convert all of its outstanding Series I and Series II Preferred Stock into shares of Common Stock upon the earlier of either (a) the maturity date of each security or (b) the closing of any approved transaction with Maxim Group, LLC, as follows:

1.
For your shareholders who invested in your fund at a $1.50 per share of common stock, the Company will provide an additional warrant at a strike price equal to the value of the securities in any subsequent offering completed by Maxim in the event such offering is at a price point below $1.50 per share of common stock.

2.
For warrants attached to securities owned by Brightline which have not yet been converted, all such warrants will be amended to include a cashless exercise provision on terms set forth in the attached Amendment No. 1.

3.	For warrants attached to securities which have already been converted by Brightline, 50% of such warrants will be amended to include the same cashless exercise provision as set forth above.

4.	The Company shall extend these same terms (as set forth in paragraphs 2 and 3 above) to all parties who currently have warrants attached to securities which have not yet been converted.

 Please indicate your acceptance of this agreement by executing the signature line below.  If you have any questions, please call us at 847.549.6002.

Best Regards,

s/Brian Chaiken

Brian Chaiken
Chief Financial Officer

s/Edward Smith
Edward Smith
Brightline Ventures I, LLC

Amendment No. 1 to Brightline Warrants

Section 5 of the Brightline Warrants shall be amended to state as follows:

(a) Cashless Exercise.  The Holder shall have the right to convert this Warrant (the “Conversion Right”) into Warrant Shares as provided in this Section 5 at any time or from time to time beginning on the 6-month anniversary of the date of this Warrant and ending at the expiration of the Exercise Period.  Upon exercise of the Conversion Right with respect to shares subject to the Warrant (the “Converted Warrant Shares”), the Company shall deliver to the Holder (without payment by the Holder of any exercise price or any cash or other consideration) that number of fully paid and nonassessable Warrant Shares computed using the following formula:

X = Y (A - B)
                          A

Where:                   X =           the number of Warrant Shares to be delivered to the Holder;

Y =           the number of Converted Warrant Shares;

A =           the fair market value of one Warrant Share on the Conversion Date (as defined below); and

B =           the Exercise Price (as adjusted on the Conversion Date).

No fractional shares shall be issuable upon exercise of the Conversion Right, and if the number of shares to be issued determined in accordance with the foregoing formula is other than a whole number, the Company shall pay to the Holder an amount in cash equal to the fair market value of the resulting fractional share on the Conversion Date (as defined below).  Shares issued pursuant to the Conversion Right shall be treated as if they were issued upon the exercise of the Warrant.

(b) Method of Exercise.  The Conversion Right may be exercised by the Holder by the surrender of the Warrant at the principal office of the Company together with a written statement specifying that the Holder thereby intends to exercise the Conversion Right and indicating the total number of shares under the Warrant that the Holder is exercising through the Conversion Right.  Such conversion shall be effective upon receipt by the Company of the Warrant together with the aforesaid written statement, or on such later date as is specified therein (the “Conversion Date”).  Certificates for the shares issuable upon exercise of the Conversion Right shall be delivered to the Holder promptly following the Conversion Date.

(c) Determination of Fair Market Value.  For purposes of this Section 5, fair market value of a Warrant Share on the Conversion Date shall be determined as follows:

(i) If this Warrant is to be exercised contingent upon and effective immediately prior to the initial public offering of the Company’s Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended (an “Initial Public Offering”), the fair market value of a Warrant Share shall be deemed to be equal to the price per share to the public of the shares of Common Stock sold in the Initial Public Offering as set forth on the front cover of the final prospectus relating to the Initial Public Offering;

(ii) If the Common Stock is traded on a stock exchange or the Nasdaq Stock Market (or a similar national quotation system), the fair market value of a Warrant Share shall be deemed to be the average of the closing selling prices of the Common Stock on the stock exchange or system determined by the Board to be the primary market for the Common Stock over the ten (10) trading day period ending on the date prior to the Conversion Date, as such prices are officially quoted in the composite tape of transactions on such exchange or system;

(iii) If the Common Stock is traded over-the-counter, the fair market value of a Warrant Share shall be deemed to be the average of the closing bid prices (or, if such information is available, the closing selling prices) of the Common Stock over the ten (10) trading day period ending on the date prior to the Conversion Date, as such prices are reported by the National Association of Securities Dealers through its NASDAQ system or any successor system ; and

(iv) If there is no public market for the Common Stock, then the fair market value of a Warrant Share shall be determined by the Board of Directors of the Company in good faith and, upon request of the Holder, the Board (or a representative thereof) shall, as promptly as reasonably practicable but in any event not later than 15 days after such request, notify the Holder of the Fair Market Value per share of Common Stock.

Exhibit 31.1
CERTIFICATION

I, Steven J. Cohen, certify that:

1. I have reviewed this quarterly report on Form 10-Q for the period ended June 30, 2012, of Z Trim Holdings, Inc.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a)  Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)  Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)  Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)  Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

a)   All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Date:  August 14, 2012

/s/ Steven J. Cohen
Steven J. Cohen
Chief Executive Officer

Exhibit 31.2
CERTIFICATION

I, Brian Chaiken, certify that:

1. I have reviewed this quarterly report on Form 10-Q for the period ended June 30, 2012, of Z Trim Holdings, Inc.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a)  Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)  Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)  Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)  Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

a)   All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Date:  August 14, 2012

/s/ Brian Chaiken
Brian Chaiken
Chief Financial Officer

Exhibit 32.1
CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Z Trim Holdings, Inc. (the “Company”) on Form 10-Q for the period ended June 30, 2012, as filed with the Securities and Exchange Commission on or about the date hereof (the “Report”), I, Steven J. Cohen, Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. §1350, as adopted pursuant to §906 of the Sarbanes-Oxley Act of 2002, that to the best of my knowledge:

(1) The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Steven J. Cohen
Steven J. Cohen
Chief Executive Officer
August 14, 2012

A signed original of this written statement required by Section 906, or other document authenticating, acknowledging, or otherwise adopting the signature that appears in typed form within the electronic version of this written statement required by Section 906, has been provided to Z Trim Holdings, Inc. and will be retained by Z Trim Holdings, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.

Exhibit 32.2
CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Z Trim Holdings, Inc. (the “Company”) on Form 10-Q for the period ended June 30, 2012, as filed with the Securities and Exchange Commission on or about the date hereof (the “Report”), I, Brian Chaiken, Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. §1350, as adopted pursuant to §906 of the Sarbanes-Oxley Act of 2002, that to the best of my knowledge:

(1) The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Brian Chaiken
 Brian Chaiken
Chief Financial Officer
August 14, 2012

A signed original of this written statement required by Section 906, or other document authenticating, acknowledging, or otherwise adopting the signature that appears in typed form within the electronic version of this written statement required by Section 906, has been provided to Z Trim Holdings, Inc. and will be retained by Z Trim Holdings, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.